Exhibit 99.1

EXPORT DEVELOPMENT CANADA SUPPLEMENTAL INFORMATION

BACKGROUND

Export Development Canada (“EDC” or the “Corporation”) supports and develops, directly or indirectly, Canada’s export trade and Canadian capacity to engage in that trade and to respond to international business opportunities. EDC offers financing, guarantee, insurance, equity, connection and knowledge products and services to Canadian exporters and investors and their international buyers. To the greatest extent possible, EDC operates on a financially self-sustaining basis in accordance with commercial principles.

Regulations under the Export Development Act allow EDC to provide domestic support (financing, guarantees and insurance) to companies that have at least 50% of their total annual business volume in export and foreign markets. EDC is required to ensure that its domestic transactions complement those of the Business Development Bank of Canada and private sector institutions.

In addition, for the purposes of creating the Development Finance Institute of Canada (DFIC) Inc. (“FinDev Canada”), the Government of Canada broadened EDC’s mandate and scope of activity in May 2017 to include providing, directly or indirectly, development financing and other forms of development support in a manner that is consistent with Canada’s international development priorities. FinDev Canada has been established as a wholly-owned subsidiary of EDC.

Crown Corporation Status

EDC is an agent of His Majesty in right of Canada and is a Crown corporation whose shares shall be held in trust for His Majesty. Crown corporations are established by the Parliament of Canada for many purposes, including the administering and managing of public services in which business enterprise and public accountability can be combined. EDC is ultimately accountable for the conduct of its affairs to Parliament through the Minister of International Trade. EDC was established on October 1, 1969 by the Export Development Act (the “Act”), a statute of the Parliament of Canada.

Financial Administration Act

The Financial Administration Act establishes a basic system of financial and budgetary controls for federal government departments and Crown corporations. EDC is governed by the Act and by general provisions of the Financial Administration Act in respect of management, books of account, records, auditing and reporting. Under the Financial Administration Act, the Governor in Council may give directives to Crown corporations when in the public interest to do so, and the directors of a Crown corporation who are given such a directive must ensure that it is implemented in a prompt and efficient manner.

Under the Financial Administration Act, EDC must submit a corporate plan to the Minister of International Trade for the approval of the Governor in Council on the recommendation of the Minister of International Trade and, if required by the regulations, the Minister of Finance. Following approval, a summary is laid before each House of Parliament by the Minister of International Trade, after which time the summary becomes a publicly available document.

The corporate plan sets forth, among other things, information regarding EDC’s major business and activities. The Financial Administration Act also requires EDC to submit annually both an operating budget and capital budget (the “Budgets”) dealing with EDC’s financial operations for EDC’s next fiscal year. The Budgets are approved by the Treasury Board on the recommendation of the Minister of International Trade.

The Financial Administration Act also requires that EDC’s annual consolidated financial statements be prepared in accordance with generally accepted accounting principles. EDC has adopted the International Financial Reporting Standards (IFRS) as its accounting framework. An annual independent auditor’s report is prepared in respect of EDC’s consolidated financial statements and certain other matters, which report is addressed to the Minister of International Trade. EDC is ultimately accountable to Parliament. An Annual Report on EDC’s operations for the past year, including the annual consolidated financial statements and independent auditor’s report, must be submitted to, inter alia, the Minister of International Trade. The Annual Report is referred for detailed consideration to the committee of Parliament which has been designated or established to review matters relating to the business and activities of EDC.

International Financial Reporting Standards

EDC’s consolidated financial statements are prepared by management in accordance with International Financial Reporting Standards on a consistent basis. The integrity and objectivity of the data in the consolidated financial statements are management’s responsibility.

FUNDING AND CASH MANAGEMENT ACTIVITIES

Authority to Borrow

EDC may, pursuant to a standing resolution of the Board of Directors and with the approval of the Minister of Finance of Canada, borrow money by any means, including issuing and selling bonds, debentures, notes or other evidence of indebtedness. In addition, the Minister of Finance may, at the request of EDC, lend money to EDC out of the Consolidated Revenue Fund on such terms and conditions as are fixed by the Minister of Finance. Borrowing by EDC is also subject to an overall cap on the aggregate of: (i) borrowings by the Minister of Finance, (ii) amounts borrowed by way of the issue and sale of Canada Mortgage Bonds that are guaranteed by Canada Mortgage and Housing Corporation, and (iii) the total amounts borrowed by all agent corporations (including EDC) by way of issue and sale of securities or otherwise, as set out in section 4 of the Borrowing Authority Act (Canada).

Funding Policy and Practice

Often, undisbursed commitments under signed loan agreements will be disbursed as goods and services are delivered or progress on projects is achieved, the average period of disbursement being typically two years. The Corporation expects to fund these commitments near the time of disbursement by issuing principally debt instruments in international capital markets at commercial rates of interest, while generally attempting to match debt maturities and currencies with those of its loans at the time of commitment. As a result of the above funding practice, EDC cannot determine the cost of funding its loans at the time of commitment.

Funding Experience

Prior to 1972, all EDC cash requirements were funded from the Consolidated Revenue Fund. In 1972, EDC began issuing short-term notes in the Canadian money market; in 1979, U.S. dollar short-term notes in the United States money market; in 1985, Euro-Treasury notes in Europe; and in 1988, Registered Claims in Europe. In 1997, EDC launched a European commercial paper program which replaced the Registered Claims program. In 2014, EDC launched a Mexican Short Term Debt Certificates Program which it cancelled in 2016. During the year ended December 31, 2025, the limit for short-term borrowing was US$ 18.0 billion.

In 1976, EDC began a program of capital market borrowings. Since then, medium- and long-term notes have been issued in Canadian, United States, European and Asian and Antipodean capital markets. At December 31, 2025, EDC had outstanding borrowings in the medium- and long-term private and public capital markets of approximately CAD 55.0 billion.

Borrowing Limits

EDC’s borrowings are limited to an amount equal to fifteen times the aggregate of its current paid-in capital and its retained earnings determined in accordance with the previous year’s audited financial statements. At December 31, 2025, this limit was CAD 172.8 billion, with EDC’s outstanding borrowings equal to CAD 61.8 billion.

Debt Record

EDC has always paid promptly, when due, the full-face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

Cash Management Activities

Cash balances are maintained in the form of interest-bearing bank deposits. Surplus funds are invested in securities in accordance with conditions as prescribed by the Minister of Finance. At December 31, 2025, cash and cash equivalents amounted to CAD 1,667 million and marketable securities amounted to CAD 7,250 million.

EXPORT DEVELOPMENT PROGRAMS

Financing Services

EDC provides various types of financing services in support of Canadian exporters and investors.

The Export Guarantee Program (EGP) supports the financing needs of Canadian exporters and their foreign affiliates through the provision of risk-sharing guarantees issued to their financial institutions covering a broad range of needs from working capital to foreign investment. The maximum EGP exposure is USD 25 million per exporter, with an average guarantee size of under CAD 1 million.

The Trade Expansion Lending Program (TELP) supports the financing needs of Canadian exporters through risk sharing guarantees issued to their financial institutions. The maximum TELP exposure is 10 USD million per exporter. This is a full reliance product which relies on the financial institution’s assessment of the borrower and makes use of highly streamlined processes.

The Buyer Financing Guarantee Program (BFG) is focused on providing guarantees to financial institutions to support the purchase of goods and services from Canadian exporters. This program delivers foreign buyer credit, providing a 100% guarantee of a financial institution’s loan wherein proceeds are used to procure exported goods and services, and terms and conditions of the loan are compliant with the OECD Consensus Arrangement.

The Mid-Market Lending (MML) program provides growth senior and junior debt capital to mid-market Canadian companies. Proceeds can be used to: grow foreign operations (foreign acquisitions and/or investment), to support the scale-up of domestic operations for export, and/or to finance a response to, or the acceleration of international business opportunities.

The Corporate Lending (CL) group provides financing to: foreign companies in support of purchases from Canadian exporters and under EDC’s Trade Connection program; Canadian companies and their subsidiaries with financing for Canadian Direct Investment Abroad; Canadian companies in support of their capacity to export and seize international business opportunities.

The Structured and Project Finance group specializes in deploying risk-rated loans to projects with limited recourse to the corporate sponsors behind a project, where the loans are secured by substantially all project assets and are repaid from project cash flows. These loans are typically used to finance the construction and operation of projects, finance major project expansions or support the acquisition of infrastructure assets.

Insurance and Other Contingent Liability Programs

Facilities for Exporters

Portfolio Credit Insurance: Protects a Canadian exporter from losses due to non-payment from commercial buyers resulting from the occurrence of commercial and political risks. This product is intended to cover a portfolio of the Canadian exporter’s sales to Buyers comprising an acceptable spread of risk relative to the insurable volume and associated premium being charged. Insured percentage from EDC up to 90% and credit terms under two years.

Trade Protect – Select Credit Insurance: Protects a Canadian exporter from losses due to the risk of non-payment by a foreign buyer. This product is intended to be a standardized, highly-automated, web-enabled solution targeted to (however not limited to), small businesses or new companies who require coverage for select buyers. Insured percentage from EDC up to 90% and credit terms under two years.

Performance Security Insurance: Insurance coverage is provided to exporters against losses resulting from wrongful calls (or justified rightful calls outside the exporter’s control) on bank instruments (standby letters of credit or letters of guarantee). Indemnity is normally for 95% of losses and the duration of the insurance policy matches the duration of the bank instrument. Product retired in January 2026 with a phase out retirement plan.

Facilities for Financial Institutions and Insurers

Trade Finance Obligations: EDC provides up to 90% coverage to Canadian financial institutions (95% for bulk agricultural transactions) for non-payment losses that could result under various instruments entered into between a Canadian bank and a foreign bank in connection with trade transactions. Acceptable types of instruments include documentary letters of credit, avalized drafts, trade loans, bills of exchange, promissory notes, trade finance-related syndicated loans, Irrevocable Reimbursement Undertakings (IRUs), letters of guarantee and standby letters of credit. Insurance provided is normally for a period of 180 days or less. EDC also insures banks against 90% of losses incurred in respect of purchases of trade-related accounts receivable with duration of coverage normally up to 180 days.

Bank Factoring Insurance: A Credit Insurance product which protects Canadian financial institutions against the risk of non-payment by the buyer who is responsible for payment of the purchased accounts receivables. The intent is to provide working capital support for the Canadian exporters. In these transactions, insurance coverage is for corporate risk (relating to non-payment by companies) and not banks/financial institution risk. Insured percentage up to 90% and one year policy tenor.

Supplier Payment Program: A Credit Insurance product which protects Canadian financial institutions against the risk of non-payment by customers of the financial institution under an eligible debt instrument issued by such customers in favour of the financial institution with respect to sales contract(s). Insured percentage up to 90% and one year policy tenor.

Performance Security Guarantee, Performance bonds, surety and other bonding: EDC issues guarantees to financial institutions and reinsurance to surety insurers in connection with standby letters of credit or letters of guarantee required by customers (commonly referred to as bonds) and surety bonds.

EDC’s guarantee or reinsurance covers up to 100% of losses the financial institution or insurer incurs if the customer’s bond is called. The duration of the guarantee or surety reinsurance generally matches the duration of the bond. If the bond is called, and EDC pays a claim, EDC has recourse to the customer under an indemnity agreement.

Foreign Exchange Facility Guarantee (FXG): EDC issues guarantees to financial institutions that replace an exporter’s collateral requirement with respect to a foreign exchange contract facility with that financial institution. In the event that the exporter does not close the foreign exchange contract on the settlement date or honour a margin call on the margin call date, the guarantee will be called. EDC’s guarantee covers up to 100% of the financial institution’s losses. EDC has recourse to the exporter under an indemnity agreement.

Reinsurance: EDC offers reinsurance to private sector insurers on their credit insurance policies on either a policy basis or on an individual buyer basis. Typically EDC shares the credit risk with the private sector insurer but does also provide 100% reinsurance.

Knowledge Services

EDC supports the information, analysis and educational needs of Canadian exporters with a range of content and services. Content and services include: educational webinars; research, advisory, and digital knowledge services; a trade learning program; and international company search and risk assessment services. Most of these programs are provided free of charge.

Business Connection Services

Through the business connections program, EDC’s Global Business Development team leverages its international network and relationships to create trade opportunities for Canadian companies that meet foreign buyers’ needs or can solve their business challenges. EDC makes an untied financing commitment with these international companies in return for them meeting with qualified Canadian suppliers.

Exchange of Information

Through EDC’s membership in the International Union of Credit and Investment Insurers (Berne Union), and indirectly through Canada’s membership in organizations such as the Organization for Economic Cooperation and Development, the International Bank for Reconstruction and Development and the International Monetary Fund, EDC exchanges certain financial, credit, and business information with other members.